EXHIBIT 16.1

PRICEWATERHOUSECOOPERS	PricewaterhouseCoopers LLP 2020 Main Street Suite 400 Irvine, CA 92614 Telephone (949) 437-5200 Facsimile (949) 437-5300

August 5, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Biolase Technology, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of Biolase Technology, Inc.’s Form 8-K report dated August 3, 2005. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the following: (i) the current status of material weaknesses in internal control over financial reporting or (ii) any remediation efforts with respect to such material weaknesses.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP